EXHIBIT 99.1
ROBBINS & MYERS TO RESTATE FINANCIALS FOR FISCAL 2003

THROUGH FISCAL 2005 TO CORRECT ERRORS IN INCOME TAX EXPENSE
Restatement Has No Impact on Revenues, Operating Income, or Cash Flow
Dayton, Ohio, November 14, 2005—Robbins & Myers, Inc. (NYSE:RBN) announced today that it intends to restate its financial statements for its fiscal years ended August 31, 2004 and 2003 and the first three quarterly periods of fiscal 2005 to correct errors in income tax expense. While the Company has not yet issued audited financial statements for fiscal 2005, the Company did report unaudited results for fiscal 2005 in its press release issued on October 10, 2005. As a result of the restatement of previously issued financial statements, the results reported for fiscal 2005 will change.
The restatements solely relate to errors in non-cash income tax expense. The restatements will not affect the Company’s previously reported revenue, operating income, or cash flow from operations. The restatements will favorably impact fiscal 2003 and 2004 and negatively impact fiscal 2005 as follows:
•	Tax expense for fiscal 2003 was overstated with the result that net income for fiscal 2003 was $14,623,000 or $255,000 higher than previously reported;
•	Tax expense for fiscal 2004 was overstated with the result that net income for fiscal 2004 was $11,648,000 or $1,878,000 higher than previously reported; and
•	Tax expense for fiscal 2005 is understated by $3,243,000 with the result that the Company recorded a net loss for fiscal 2005 of $262,000 rather than net income of $2,981,000 as was reported in the Company’s press release dated October 10, 2005.
The errors in non-cash income tax expense arose from (i) the improper accounting for the tax benefits created from the utilization of operating loss carryforwards that existed prior to the acquisition of Romaco in 2001 and (ii) the understatement of future tax benefits primarily from intercompany transactions impacting several taxing jurisdictions. These future tax benefits were recognized by the Company in determining net income as reported in the press release issued on October 10, 2005. Upon further analysis, the tax benefits should have been recorded in prior periods.
Peter C. Wallace, President and Chief Executive Officer of the Company, stated, “As a result of the greater level of scrutiny associated with preparing to issue our first report on internal controls under Section 404 of Sarbanes-Oxley, we discovered that tax expense was improperly recorded in earlier years. The impact was that income tax expense was overstated in the prior periods. Adjusting for this, net income will increase in earlier years with the largest adjustment being made in fiscal year 2004. The prior year adjustments require that we increase income tax expense in fiscal year 2005.”
Mr. Wallace further commented, “The tax issues associated with many of our international locations are very complex. We have spent considerable time reviewing the proper way to account for transactions made in earlier years and together with our independent registered public accounting firm, Ernst & Young LLP, we believe the restatements are in order. It should be noted that operating income does not change. The income tax expense was proper, but was recorded in the wrong year. The restatements will not change our guidance of $0.75-$0.90 per share for fiscal 2006 prior to restructuring charges that was presented on October 10, 2005.”
The restatements will be effected through the Company’s filing of its Annual Report on Form 10-K for fiscal 2005 (“2005 10-K Report”). As a result of the restatements, management will report, in its 2005 10-K Report, a material deficiency in internal control over financial reporting relating to its tax accounting function and may report an additional deficiency relating to the Company’s financial close process for fiscal 2005.
The Company has filed a Form 12b-25 with the Securities and Exchange Commission indicating that the Company anticipates filing its 2005 10-K Report, which is due on November 14, 2005, on or before November 29, 2005 which would be within the 15-day extension period available under applicable rules.
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical segment, including the receipt of cash proceeds from the sale of excess facilities, and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.
Contact:	Kevin J. Brown Vice President and Chief Financial Officer (937) 225-3335